Exhibit 10.7

May 16, 2005

Mr. Hugo A. Castro

President and Chief Executive Officer

PanAmerican Bank

3475 Sheridan Street

Hollywood, FL  33021

Re: Federal Funds Purchased Liquidity Facility

Dear Hugo:

Upon review of your bank’s performance, IBB is pleased to increase the overnight Federal Funds Purchased Accomodation in favor of PanAmerican Bank to a maximum of $5,000,000 unsecured, allowing you to purchase funds at our daily “federal funds purchased” rate.

This facility is subject to market conditions and ongoing financial analysis of your bank’s quarterly Call Reports, which you should furnish us at the same time they are filed with your primary regulator. The facility does not represent a contractual obligation of IBB.

As you are aware, this is a liquidity facility for short term use.  If you need core deposits or long term borrowings, we would encourage your discussing your funding situation

With us to explore possible alternatives.

We look forward to meeting your ongoing needs as they arise.

Very truly yours	Acknowledged and Accepted By:

/s/ M. DONALD STREAKER	/s/ HUGO CASTRO PRES. CEO
M. Donald Streaker	Name & Title
Vice President
Relationship Manager

MDS/sv	5/17/05
Date